UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2013

Acceleron Pharma Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36065	27-0072226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

128 Sidney Street
Cambridge, MA	02139
(Address of principal executive offices)	(Zip Code)

 (Registrant’s telephone number, including area code):  (617) 649-9200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On September 24, 2013 Acceleron Pharma Inc. (the “Company”) issued and sold 666,667 shares of its common stock $0.001 par value per share (the “Shares”) to Celgene Corporation (“Celgene”) in connection with the private placement which occurred concurrently with the Company’s initial public offering of its common stock (the “IPO”).  The sale and issuance of the Shares was effected pursuant to a Common Stock Purchase Agreement between the Company and Celgene dated September 24, 2013.

The aggregate purchase price of the Shares was approximately $10,000,000 representing a price per share of $15.00, the price at which shares of the Company’s common stock were sold to the public in the IPO.  The purchase price of the Shares was paid for by Celgene in immediately available funds.

The sale and issuance by the Company of the Shares to Celgene described under this Item 3.02 was not registered under the Securities Act.  The Shares were sold in reliance on the exemption from registration provided by Rule 506 promulgated under the Securities Act of 1933.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed in the Company’s Registration Statement on Form S-1 (File No. 333-190417) (the “Registration Statement”), on September 18, 2013 and in connection with the IPO, Carl L. Gordon resigned from the Company’s board of directors. The resignation of Dr. Gordon was not caused by any disagreement with the Company.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As previously disclosed in the Registration Statement, on September 23, 2013 and in connection with the consummation of the IPO, the Company filed a restated certificate of incorporation (the “Restated Certificate”) with the Secretary of State of the State of Delaware. The Restated Certificate became effective as of 12:00 p.m. on September 24. The Company’s board of directors and stockholders previously approved the Restated Certificate to be filed in connection with the consummation of the IPO. The Restated Certificate restates the Company’s certificate of incorporation in its entirety to, among other things: (i) increase the authorized number of shares of common stock to 175 million shares; (ii) eliminate all references to previously-existing series of preferred stock; and (iii) authorize 25 million shares of undesignated preferred stock that may be issued from time to time by the Company’s board of directors in one or more series.

The foregoing description of the Restated Certificate is qualified by reference to the Restated Certificate, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

As previously disclosed in the Registration Statement, on September 24, 2013 and in connection with the consummation of the IPO, the amended and restated by-laws of the Company (the “Amended and Restated By-Laws”), previously approved by the Company’s board of directors and stockholders to become effective immediately upon the consummation of the IPO, became effective. The Amended and Restated By-Laws amend and restate the Company’s by-laws in their entirety to, among other things: (i) eliminate the ability of the Company’s stockholders to take action by written consent in lieu of a meeting; (ii) establish procedures relating to the presentation of stockholder proposals at stockholder meetings; (iii) establish procedures relating to the nomination of directors; (iv) provide for the indemnification of the Company’s directors and officers; and (v) conform to the amended provisions of the Restated Certificate.

The foregoing description of the Amended and Restated By-Laws is qualified by reference to the Amended and Restated By-Laws, a copy of which is attached hereto as Exhibit 3.2 and is incorporated herein by reference.

Item 8.01. Other Items.

As previously disclosed in the Registration Statement, on September 24, 2013 and in connection with the consummation of the IPO, an automatic conversion (the “Conversion”) of all previously outstanding shares of preferred stock into common stock, previously approved by the Company’s board of directors and stockholders to become effective immediately upon the consummation of the IPO, became effective.  The Conversion was effected on a mandatory basis in accordance with the Company’s certificate of incorporation in effect at the time of its approval and at the applicable conversion rates determined under the certificate of incorporation in effect at such time.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Acceleron Pharma Inc.

3.2	Amended and Restated By-Laws of Acceleron Pharma Inc.

10.1	Common Stock Purchase Agreement dated as of September 24, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELERON PHARMA INC.

By:	/s/ John Knopf Ph.D.
John Knopf Ph.D. Chief Executive Officer and President

Date: September 24, 2013

EXHIBIT INDEX

No.	Description

3.1	Amended and Restated Certificate of Incorporation of Acceleron Pharma Inc.

3.2	Amended and Restated By-Laws of Acceleron Pharma Inc.

10.1	Common Stock Purchase Agreement dated as of September 24, 2013